TELEPHONE AND DATA SYSTEMS, INC. (TDS)

2016 OFFICER BONUS PROGRAM

This bonus program covers all TDS officers other than the President and CEO of TDS and the Chairman Emeritus of TDS.  Payments under this program to the TDS Telecom President and CEO and the below listed executive officers require specific approval of the TDS Compensation Committee.  Bonuses for other officers covered by this program require the approval of the President and CEO of TDS.  This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom.

  TDS EXECUTIVE OFFICER PARTICIPANTS:
  SVP Technology, Services and Strategy
  SVP Finance and Treasurer
  SVP Finance and Chief Accounting Officer
  SVP and CIO
  SVP, Acquisitions and Corporate Development
  SVP, Corporate Relations and Corporate Secretary
  VP Human Resources

The TDS Telecom President and CEO (Dave Wittwer) will have the same company and individual performance weightings as the TDS executive officers.  However, this officer’s company performance bonus opportunity will be based on TDS Telecom’s approved 2016 Bonus Plan, which will be aligned with the metrics in this program, but may contain additional performance measures.

  COMPANY PERFORMANCE COMPONENT:

  Weighting:  70%

  Performance Measures:  The following performance measures are primary indicators of progress against the TDS Portfolio goal to create increasing results to shareholders and other stakeholders.

  Consolidated Operating Revenue:  Revenue generation is the primary driver to long-term growth in profitability and returns.  It is also an indicator of the success of past investments.

  Consolidated Operating Revenue will align with the externally reported metric.

  Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA): Adjusted EBITDA is a direct measure of the cash generated from the operations of the TDS businesses in a given year and the overall profitability of the company.

  The calculation of Adjusted EBITDA will align with the methodology used for external reporting purposes, which is currently defined as income before income taxes, depreciation, amortization and accretion, loss on impairment of assets, gain or loss on sale of business and other exit costs, gain or loss on sale of licenses and exchanges, gain or loss on investment, gain or loss on asset disposals and interest expense.  Adjusted EBITDA includes interest income, the majority of which is revenue related to equipment installment plans at U.S. Cellular.

  Consolidated Capital Spending:  This capital efficiency metric is produced by TDS internal systems, and is the subject of annual guidance.  It measures the enterprise’s efficient management of its investments in plant, property and equipment, which currently represent $0.688 billion in annual expenditures and investment in future growth opportunities.

  The calculation of Capital Spending will follow the methodology described above.  The calculation of capital expenditures will focus on cash outflows and therefore exclude capitalized interest, which is a non-cash accounting adjustment.

Adjustments to Company Performance component calculations:

  Acquisitions:

  Acquisitions that occur in the second half of the fiscal year will be excluded from bonus calculations (target and actual).

  Adjustment will be made for acquisitions that occur in the first half of the fiscal year, with performance judged against the valuation model and adjusted for any timing differences between expected and actual closing.  To the extent that the acquisition is not included in the targets, the targets will be adjusted at the time of the acquisition closing date to reflect the valuation model (as approved by the Board) and any known timing differences.

  Transaction costs related to the acquisition will be excluded from both the target and actual results.

  Divestitures:

  Divestitures or discontinued operations that occur in the first half of the fiscal year will be excluded from the bonus calculations (target and actual).

  Divestitures or discontinued operations that occur in the second half of the fiscal year will be included in the bonus calculation.  If a divestiture or discontinued operation was not included in the targets, the targets will be adjusted at the time of the closing date to reflect the impact of the period of time that the divesture is not owned.  In addition, significant shifts in strategy will be taken into consideration when determining the appropriate treatment of divestitures in the bonus calculation.

  Transaction costs related to the divestiture will be excluded from both the target and actual results.

  Other Adjustments:  Any adjustments to the target or actual bonus calculations will be presented to the Compensation Committee for review and approval.  Adjustment recommendations will be limited to material accounting adjustments or major business decisions that, without their adjustment, would cause the calculated bonus results to differ materially from the unadjusted calculation and therefore not reflect the true performance delivered in the year.  Bonus expense will be included in the Adjusted EBITDA metrics.

  Bonus Ranges:

  The bonus ranges were set to reinforce the Company’s pay for performance culture.  The minimum performance level for a performance measure needs to be achieved before any bonus for that performance measure is earned.  The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.  See Appendix A for payout grids.

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenue	$4,883M	$5,425M	$5,968M
Consolidated Adjusted EBITDA	$866M	$1,019M	$1,172M
Consolidated Capital Spending	$723M	$688M	$619M

  Bonus Payouts As A Percent Of Target At Minimum And Maximum Performance Levels:

PERFORMANCE MEASURE	MINIMUM	TARGET	MAXIMUM
Consolidated Operating Revenue	50%	100%	200%
Consolidated Adjusted EBITDA	50%	100%	200%
Consolidated Capital Spending	50%	100%	150%

Bonus payouts between the minimum and target and between target and maximum performance level for each performance measure will be computed by interpolation.

Any bonus for performance below the minimum percentage for a performance measure will be at the discretion of the Compensation Committee.

  Weighting Of Performance Measures:

PERFORMANCE MEASURE	WEIGHTING
Consolidated Operating Revenues	50%
Consolidated Adjusted EBITDA	35%
Consolidated Capital Spending	15%
100%
  THE PERFORMANCE TARGETS:

They will be set by the Compensation Committee each year based on the plans and objectives of the business.

  INDIVIDUAL PERFORMANCE COMPONENT:
  Weighting:  30%

  Segment Weighting:
-	Key Objectives:	50%
-	Overall Performance:	50%
		100%

  Level of Performance and Percent Payout of Target:

INDIVIDUAL PERFORMANCE	% PAYOUT OF TARGET
Far Exceeded Expectations: Performance greatly exceeded that which was planned and expected.	140% - 160%
Significantly Exceeded Expectations: Performance significantly exceeded that which was planned and expected.	115% - 135%
Successfully Met Expectations: Performance was close to that which was planned and expected.	85% - 110%
Partially Met Expectations: Performance was sufficient to merit a partial bonus.	60% - 80%
Did Not Meet Expectations: Performance was not sufficient to merit a bonus.	0%

  Key Objectives:

With regard to this bonus opportunity, the TDS President and CEO will, with input from the executive officer, assign the executive officer 2 to 5 or so major initia-tives to be carried out during the year, and decide how each will be weighted.  As appropriate, these objectives will include that executive officer’s expected individual contribution(s) toward executing the Company’s Portfolio Management Strategy.

With the approval of the TDS President and CEO, an executive officer’s objec-tives and weightings may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed.  Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results the executive/the executive’s team achieved in meeting the assigned objectives.

  Overall Performance:

Each officer’s overall performance for the year will be assessed by the TDS President and CEO based on his effectiveness/success with regard to:

  Carrying out his/her ongoing responsibilities and significant initiatives during the performance year (other than his/her above discussed key objectives).

  Recommending/making decisions; taking actions; and providing support, assistance and counsel to the business units, and to help achieve TDS Corporate Portfolio Strategy agreed upon metrics and milestones.

  Providing support, assistance and counsel to corporate senior leaders and management.

In making these assessments, the TDS President and CEO will take into consideration:

  His/her evaluation of the officer’s performance in the above areas.

  The annual written performance feedback he/she receives on the executive officer from his/her peers.

  The every-other-year written performance input he receives from the executive officer’s direct reports and other key associates.

  The executive officer’s report on his/her activities/accomplishments for the performance year.

  Such other creditable input as he/she may receive during the year about an officer’s performance.

  DETERMINATION OF BONUS AWARDS:

Once the Company performance bonus percentage is known, the TDS President and CEO will recommend to the Compensation Committee for each participating executive officer:

  His/her company performance bonus.  This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the Committee).

  His/her recommended individual performance bonus, and his/her total recommended bonus.

The Compensation Committee will review these proposed bonus awards and either approve them as submitted or revise some or all of them, as they deem appropriate.  Once the Committee and TDS President and CEO finalize the officers’ bonus awards, they may be paid.

Approved bonus awards shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year.  Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year.  Payment will be made in the form of a lump sum.

Notwithstanding any provision of this bonus program to the contrary, a participating officer does not have a legally binding right to a bonus unless and until the bonus amount, if any, is paid and no bonus shall be paid unless the officer remains employed through the actual bonus payout date unless otherwise approved at the discretion of the Compensation Committee or President and CEO of TDS, as applicable.

  REVISIONS TO THE OFFICER BONUS PROGRAM:

The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason.  If and when either the Compensation Committee and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the Committee will determine what, if any, changes will be made.

  BONUS CLAWBACK:

Any bonus paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any clawback or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Appendix A:  2016 Payout Grids – Company Performance Component

Consolidated Operating Revenue ($ in Millions)
Target Total	Results ($) as	Total Bonus	% of Bonus
Revenue	% of Target	Points	Points
< $4,883	N/A	0	0%
$4,883	90%	250	50%
$4,991	92%	300	60%
$5,100	94%	350	70%
$5,208	96%	400	80%
$5,317	98%	450	90%
$5,425	100%	500	100%
$5,534	102%	600	120%
$5,642	104%	700	140%
$5,751	106%	800	160%
$5,859	108%	900	180%
$5,968	110%	1000	200%
> $5,968	N/A	1000	200%

Consolidated Adjusted EBITDA ($ in Millions)
Target Adj.	Results ($) as	Total Bonus	% of Bonus
EBITDA	% of Target	Points	Points
< $866	N/A	0	0%
$866	85%	175	50%
$897	88%	210	60%
$927	91%	245	70%
$958	94%	280	80%
$988	97%	315	90%
$1,019	100%	350	100%
$1,049	103%	420	120%
$1,080	106%	490	140%
$1,110	109%	560	160%
$1,141	112%	630	180%
$1,172	115%	700	200%
> $1,172	N/A	700	200%

Consolidated Capital Expenditures ($ in Millions)
Target Total	Results ($) as	Total Bonus	% of Bonus
CapEx	% of Target	Points	Points
> $723	N/A	0	0%
$723	105%	75	50%
$716	104%	90	60%
$709	103%	105	70%
$702	102%	120	80%
$695	101%	135	90%
$688	100%	150	100%
$674	98%	165	110%
$661	96%	180	120%
$647	94%	195	130%
$633	92%	210	140%
$619	90%	225	150%
< $619	N/A	225	150%

Appendix B:  Financial Metrics Detail

2016 Bonus - Financial Metrics	2015	2016	YoY
($ in millions)	Actual	Bonus Targets	Incr./(Decr.)

Operating Revenue
Wireless Segment	$3,997	$4,250	$253
Wireline Segment	$701	$684	($17)
HMS Segment	$287	$292	$5
Cable Segment	$175	$188	$13
TDS Telecom Eliminations	($5)	($2)	$3
TDS Parent and Eliminations (1)	$21	$11	($10)
TDS Consolidated Operating Revenue	$5,176	$5,425	$249
YOY Growth		4.8%

Adjusted EBITDA
U.S. Cellular	$852	$725	($127)
TDS Telecom	$306	$289	($17)
Parent and Other	$2	$4	$2
TDS Consolidated Adjusted EBITDA	$1,160	$1,019	($141)

Capital Expenditures
U.S. Cellular	$533	$497	($36)
TDS Telecom	$219	$176	($43)
Parent and Other	$7	$15	$8
TDS Consolidated Capital Expenditures	$759	$688	($71)

(1)	The YOY reduction in TDS Parent and Eliminations Revenue is primarily related to Airadigm.